Exhibit 99.1

For Additional Information:

CytRx Corporation:	Investor Relations Contacts:
Ed Umali	Lippert/Heilshorn & Associates
Director of Communications	Jody Cain (jcain@lhai.com)
(310) 826-5648, ext. 309	Bruce Voss (bvoss@lhai.com)
eumali@cytrx.com	(310) 691-7100

CytRx Corporation Reports Fourth Quarter Financial Results

LOS ANGELES, CA– March 31, 2005 – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics primarily in the area of small molecules and ribonucleic acid interference (RNAi), today reported financial results for the fourth quarter and year ended December 31, 2004.

“The fourth quarter of 2004 included a number of significant accomplishments that further our objectives in the area of drug development,” said CytRx President and CEO Steven A. Kriegsman. “We made substantial progress in advancing our lead clinical compound arimoclomol, and we expect to file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) in the second quarter of 2005 to begin a Phase II clinical trial for the treatment of Amyotrophic Lateral Sclerosis (ALS, or Lou Gehrig’s disease).”

Mr. Kriegsman added, “We moved ahead in a Phase I clinical trial using a DNA-based HIV vaccine technology, and enrollment in the study was completed approximately six months ahead of schedule. In addition, our collaborative researchers continued to make advances in the development of our RNAi technology.”

Review of Financial Results

For the fourth quarter of 2004, CytRx reported a net loss of $5.8 million, or $0.15 per share, compared with a net loss of $3.1 million, or $0.09 per share, for the comparable period in 2003. The net loss for the year ended December 31, 2004 was $16.4 million, or $0.48 per share, compared with a net loss of $17.8 million, or $0.65 per share, for the year ended December 31, 2003.

Research and development (R&D) expenses increased to $4.0 million in the fourth quarter of 2004, from $0.7 million in the fourth quarter of 2003. For 2004 R&D expenses were $9.0 million, compared with $4.4 million in 2003. The increase in R&D expenses in 2004 resulted primarily from increased activities at CytRx Laboratories, a subsidiary formed to develop orally active, small molecule drugs to prevent, treat and cure obesity and type 2 diabetes. Included in the research and development expense amount is a $3.0 million write-off of certain costs associated with the acquisition of compounds from Biorex Research and Development, RT (Biorex) which were acquired and charged to expense in the fourth quarter 2004, and are reported as “In-process research and development.”

General and administrative expenses were $1.8 million for the 2004 fourth quarter and $8.0 million for the year, compared with $2.6 million and $7.0 million for the corresponding periods in 2003. The increase in general and administrative expenses is primarily due to higher audit fees associated with a change in auditors, severance paid to certain executives, the hiring of additional executives and the settlement of certain legal proceedings.

As of December 31, 2004, cash, cash equivalents and short-term investments totaled $3.0 million, compared with $11.6 million at December 31, 2003. Working capital was $1.3 million at the close of 2004, compared with $10.8 million a year earlier. On January 21, 2005, CytRx raised gross proceeds of $21.3 million in a private placement of common stock, which will be recorded on the Company’s March 31, 2005 balance sheet.

Commenting on CytRx’s financial position, CFO Matthew Natalizio said, “The proceeds from a private placement of 4 million shares of common stock in the fourth quarter as well as the January 2005 fundraising enable CytRx to focus on R&D initiatives designed to create a significant and sustainable product line. Given current spending plans, we believe we have sufficient cash to fund operations into the second quarter of 2006.”

2004 and Recent Highlights

Highlights of 2004 and the first three months of 2005 include the following:

•	During the first quarter of 2005, CytRx continued with plans to file an IND with the FDA during the second quarter to begin a Phase II clinical trial using its compound arimoclomol for the treatment of ALS.

•	On January 21, 2005, CytRx completed a private placement of 17,334,494 shares of its common stock, with gross proceeds of $21.3 million. The company also issued warrants to purchase an additional 8,667,247 shares of common stock at an exercise price of $2.00 per share. The Company plans to use these funds to advance clinical development of its lead compounds and fund its operations.

•	The University of Massachusetts Medical School (UMMS) investigators have completed enrollment and are inoculating the final group of volunteers in a Phase I clinical trial using a DNA-based HIV vaccine technology. The HIV vaccine was developed by UMMS and Advanced Bioscience Laboratories (ABL) and funded by a grant of approximately $16 million from the National Institute of Allergy and Infectious Diseases, a part of the National Institutes of Health. The HIV vaccine is licensed exclusively to CytRx by UMMS and ABL.

•	On October 4, 2004, CytRx Corporation acquired all of the clinical and pharmaceutical assets and related intellectual property of Biorex, a privately held biotechnology company based in Hungary. Biorex was focused on the development of novel small molecules with broad therapeutic applications in neurology, diabetes and cardiology.

•	In conjunction with the Biorex transaction, CytRx completed a private placement of 4 million shares of common stock, with gross proceeds of $4 million. The company also issued warrants to purchase an additional 3.1 million shares of common stock exercisable at $1.69 per share for a period of five years.

•	In July, CytRx and UMMS significantly broadened an existing strategic alliance with a new collaboration and invention disclosure agreement giving CytRx option rights to license new technologies developed at UMMS over the next three years in the fields of RNAi, type 1 and type 2 diabetes, obesity, neurodegenerative diseases (including ALS) and cytomegalovirus (CMV).

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company, based in Los Angeles with a subsidiary in Worcester, Massachusetts. The Company is engaged in the development of products, primarily in the area of small molecules and ribonucleic acid interference (RNAi), in a variety of therapeutic categories. The Company recently acquired three clinical stage compounds and a library of 500 small molecule drug candidates from Biorex Research & Development Company. CytRx has a broad-based strategic alliance with the University of Massachusetts Medical School (UMMS) to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and CMV using RNAi technology. CytRx also licensed from UMMS the rights to a DNA-based HIV vaccine technology currently in a Phase I clinical trial. The Company has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. For more information, visit CytRx’s Web site at www.cytrx.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of CytRx’s diabetes, obesity, CMV and ALS research, the need for future clinical testing of any RNAi-based products and small molecules that may be developed by CytRx, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities for the products acquired from Biorex and other products and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx’s RNAi technology or small molecules, CytRx’s need for additional capital to fund its ongoing working capital needs, including ongoing research and development expenses related to the drugs purchased from Biorex, risks relating to the enforceability of any patents covering CytRx’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx’s products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables to Follow]

CytRx Corporation
Condensed Consolidated Statements of Operations
For the Three Months and Year Ended December 31, 2004 and 2003

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues	$100,000	$90,000	$428,000	$94,000

Research and development expenses	1,045,000	656,000	6,013,000	4,388,000
In-process research and development	3,022,000	—	3,022,000	—
General and administrative expenses	1,848,000	2,594,000	8,005,000	6,990,000

Total operating expenses	5,915,000	3,250,000	17,040,000	11,378,000

Loss before other income	(5,815,000)	(3,160,000)	(16,612,000)	(11,284,000)
Equity in losses from minority-owned entity	—	—	—	(6,662,000)
Other	54,000	52,000	220,000	101,000

Net loss	$(5,761,000)	$(3,108,000)	$(16,392,000)	$(17,845,000)

Basic and diluted loss per common share	$(0.15)	$(0.09)	$(0.48)	$(0.65)

Basic and diluted weighted average shares outstanding	39,376,244	33,688,570	34,325,636	27,324,794

CytRx Corporation
Condensed Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Cash and short-term investments	$3,000,000	$11,644,000
Prepaids and other assets	1,000,000	237,000

Total current assets	4,000,000	11,881,000
Non-current assets	1,049,000	443,000

Total assets	$5,049,000	$12,324,000

Liabilities
Current liabilities	$2,735,000	$1,120,000
Non-current liabilities	548,000	681,000

Total liabilities	3,283,000	1,801,000

Minority interest	171,000	330,000
Stockholders’ equity	1,595,000	10,193,000

Total liabilities and stockholders’ equity	$5,049,000	$12,324,000

Working capital	$1,265,000	$10,761,000